EXHIBIT 99.1

Paradyne Contact: Paul Harris 727-530-2529 pharris@paradyne.com
NEWS RELEASE

Paradyne Reports First Quarter 2004 Results

- Exceeds Expectations in Revenue and Pro Forma Earnings

- Achieves Break-even EPS in Pro Forma Results

- Records $22.3 Million Revenue, more than 15 Percent Increase over Year-ago Period

LARGO, Fla. – April 21, 2004 – Paradyne Networks, Inc. (NASDAQ: PDYN), a leading provider of broadband voice, data and video network access solutions, today reported its first quarter financial results for the period ended March 31, 2004.

Net sales for the first quarter of fiscal 2004 were $22.3 million, an increase of 15.5 percent compared to the same period in 2003. Broadband access products accounted for $19 million, a 24 percent increase compared to the first quarter of 2003. Sales of narrowband products were $1.8 million, and service revenue accounted for $1.5 million.

On a pro forma basis, Paradyne achieved break-even earnings per diluted share in the first quarter, exceeding analysts’ initial consensus estimate of a 4-cent loss, as well as analysts’ revised consensus estimate of a 2-cent loss after our April 6 pre-announcement of first quarter results. Break-even pro forma earnings per share represents a 9-cent per share improvement over the first quarter of 2003.

Paradyne’s cash position remains healthy at $46 million.

“We are proud to report to our stockholders Paradyne’s fourth consecutive quarter of revenue growth and pro forma earnings improvement,” said Sean Belanger, president and CEO of Paradyne. “Our investment in research and development over the previous three years is now producing tangible results. New products – specifically used to deliver Voice over IP, video services, and broadband Internet access, are playing an increasingly important role and we’re pleased with the market demand and new opportunities for Paradyne products worldwide.”

Paradyne’s first quarter results on a generally accepted accounting principles (GAAP) basis were a loss of 2-cents per diluted share, as compared to a loss of 8-cents per diluted share for the first quarter of 2003. Reconciliation between GAAP and pro forma results is provided in a table immediately following the Consolidated Statements of Operations.

Business highlights for the fourth quarter include:

•	Shipments of standards-based ADSL equipment increased over the prior quarter, with approximately 45,000 ports shipped in the first quarter of 2004, and over 16,500 ADSL modems shipped in the first quarter.

•	ReachDSL modems, and Paradyne’s ADSL/R combination modem supporting both standards-based ADSL and ReachDSL, increased to over 24,500 units shipped in the first quarter.

•	Over 17,300 ports of ReachDSL, Paradyne’s patented DSL product designed specifically to overcome distance limitations and poor wireline conditions, shipped in the first quarter. Paradyne has now shipped over 480,000 ReachDSL ports.

•	Paradyne produced an eleven-city IP video seminar road show with Cisco as a co-sponsor. The day-long educational event attracted executives from telephone companies and engineering consulting firms throughout the United States.

•	Paradyne participated in 9 industry tradeshows in the first quarter, and Paradyne management presented at 4 industry conferences.

•	Research and development engineers participated in the DSL Forum meeting in Brussels, and are actively involved in various working groups within the

DSL Forum to advance broadband initiatives worldwide; the International Telecommunications Union study groups; and in ATIS Committee T1 on the T1/E1 standards committee.

First Quarter Results Conference Call and Webcast

As previously announced, Paradyne will host a conference call on Wednesday, April 21, 2004 at 5 p.m. (ET) to discuss first quarter 2004 results and its outlook for the second quarter of 2004. The call will be broadcast live on the Internet for investors and the general public. This listen-only webcast can be accessed through the Company section of the Paradyne website (http://www.paradyne.com/corporate_info). Participants should go to the website at least ten minutes before this event to download and install any necessary audio software. Or, participants may dial into the call at (706) 634-1225.

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About Paradyne

Paradyne’s broadband access equipment enables service providers to profitably deliver voice, data and video services and smoothly migrate to packet-based networks. These solutions include an extensive portfolio of broadband access concentrators, media gateways, and customer premises equipment. Services offered to business and residential customers worldwide using Paradyne’s equipment include Voice over IP, high-speed Internet, Wide Area Networking featuring Service Level Management, IP switched video, and traditional T1/E1 data. More information may be obtained by visiting www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 10-K, dated March 15, 2004, and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: Paradyne and the Paradyne Logo are registered trademarks of Paradyne Corporation.

Paradyne Networks, Inc.

Condensed Unaudited Consolidated Statements of Operations

(Thousands except per share amounts)

	Three months Ended
	March 31,
	2004	2003
Revenues:
Sales	$20,815	$17,734
Services	1,482	1,564

Total Revenues	22,297	19,298
Total cost of sales	13,080	9,565

Gross Margin	9,217	9,733

Operating expenses:
Research and development	3,758	5,609
Selling, general & administrative	5,806	7,250
Amortization of deferred stock compensation
and intangible asset	343	423
Business restructuring charges	269	0

Total operating expenses	10,176	13,282

Operating Income (Loss)	(959)	(3,549)
Other (income) expenses:
Interest, net	(127)	(154)
Other, net	(45)	93

Income (loss) before provision for income tax	(787)	(3,488)
Provision (benefit) for income tax	0	0

Net income (loss)	($787)	($3,488)

Average shares outstanding
Basic	44,801	42,862
Diluted	44,801	42,862
Earnings per common share
Basic	(0.02)	(0.08)
Diluted	(0.02)	(0.08)

Pro forma diluted net income (loss) per share (A)	($0.00)	($0.09)

Paradyne Networks, Inc.

Footnote To Condensed Consolidated Statements of Operations

(Thousands except per share amounts)

(Unaudited)

(A) Reconciliation of Earnings Following Generally Accepted Accounting Principles (GAAP) With Non-GAAP Financial Measures (Pro Forma Earnings)

Paradyne supplements its earnings releases provided in accordance with generally accepted accounting principles, with non-GAAP financial measures that exclude those transactions that management does not reasonably expect to be part of recurring business transactions over the long term. Paradyne’s management believes the pro forma information provides investors useful information to understand operating results and make comparisons with prior periods. Paradyne's management uses such pro forma measures internally, to evaluate the company’s net income and operating performance on a period-over-period basis, and for planning and forecasting future periods.

Pro forma diluted net income (loss) per share calculations exclude the elimination of margin generated from the reversal of inventory reserves, the amortization of deferred stock compensation and intangible assets and business restructuring charges.

	Three months Ended
	March 31,
	2004	2003
Net income (loss) in accordance with GAAP	($787)	($3,488)
Increase (decrease) to net income (loss):
Elimination of positive margin generated from the reversal of inventory reserves on previously reserved inventory sold during the quarter	0	(743)
Exclusion of amortization of deferred stock compensation & intangible assets	343	423
Exclusion of business restructuring charges	269	0

Adjustment to net income (loss)	612	(320)
Pro Forma net income (loss)	$(175)	$(3,808)

Paradyne Networks, Inc.

Condensed Unaudited Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
ASSETS	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$46,036	$46,775
Accounts receivables, net	10,944	7,119
Inventories, net	14,643	16,419
Prepaid & other current assets	1,475	1,578

Total current assets	73,098	71,891

Property plant & equipment, net	4,784	5,595
Intangible assets, net	4,563	4,869
Other assets	457	87

Total assets	$82,902	$82,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,036	$5,486
Payroll & benefit related liabilities	2,155	2,636
Other current liabilities	4,903	4,745

Total current liabilities	13,094	12,867

Total liabilities	13,094	12,867

Stockholders’ equity	69,808	69,575

Total liabilities and stockholders’ equity	$82,902	$82,442